EXHIBIT 23


        CONSENT OF INDEPENDENT CERTIFED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-04871, 33-04869 and 33-18331) of Tupperware Corporation of our report dated June 23, 1999, relating to the financial statements of the Tupperware Corporation Retirement Savings Plan for the two years ended December 31, 1998 and 1997, appearing in this Form 11-K/A.


PRICEWATERHOUSECOOPERS LLP
Orlando, Florida
June 25, 1999